Exhibit j under Form N-1A
                                  Exhibit 23 under Item 601/Reg S-K










INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Post-Effective Amendment No. 52 to Registration Statement No. 33-35827 of BBH Fund, Inc. on Form N-1A of our report dated December 19, 2003 for BBH Fund, Inc. (comprising BBH International Equity Fund, BBH Tax-Efficient Equity Fund, BBH Broad Market Fixed Income Fund, and BBH Inflation-Indexed Securities Fund) (the "Funds") for the year ended October 31, 2003 included in the Annual Report to Shareholders of the Funds.

We also consent to the references to us under the headings
"Financial Highlights" in the Prospectus and "Independent
Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.


By: /s/ DELOITTE & TOUCHE, LLP
    Deloitte & Touche, LLP

Boston, Massachusetts
February 27, 2004